As filed with the Securities and Exchange Commission on February 26, 2014

Registration No. 333-191840

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VARONIS SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	7372	57-1222280
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1250 Broadway, 31st Floor

New York, NY 10001

(877) 292-8767

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Yakov Faitelson

Chief Executive Officer and President

Varonis Systems, Inc.

1250 Broadway, 31st Floor

New York, NY 10001

(877) 292-8767

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Phyllis Korff, Esq. Yossi Vebman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Colin Diamond, Esq. Joshua Kiernan, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York 10036 (212) 819-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)
Common Stock, par value $0.001 per share	5,520,000	$19	$104,880,000	$13,509

(1)	Includes 720,000 shares the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.
(3)	Includes offering price of the 720,000 shares that the underwriters have the option to purchase.
(4)	The Registrant previously paid $12,880.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The purpose of this Amendment No. 4 to Form S-1 Registration Statement (No. 333- 191840) is to revise the “Calculation of Registration Fee” table in the cover of this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Amount To Be Paid
Registration fee	$13,509
FINRA filing fee	15,500
Listing fees	125,000
Transfer agent’s fees	10,000
Printing and engraving expenses	350,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	650,000
Blue Sky fees and expenses	10,000
Miscellaneous	125,991

Total	$2,500,000

Each of the amounts set forth above, other than the Registration fee and the FINRA filing fee, is an estimate.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Ninth of the Registrant’s amended and restated certificate of incorporation provides for indemnification by the Registrant of members of its board of directors, members of committees of its board of directors and of other committees of the Registrant, and its executive officers, and allows the Registrant to provide indemnification for its other officers and its agents and employees, and those serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, in each case to the maximum extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The Registrant has also entered into separate indemnification agreements with each of its directors which are in addition to the Registrant’s indemnification obligations under its amended and restated certificate of incorporation. These indemnification agreements may require the Registrant, among other things, to indemnify its directors against expenses and liabilities that may arise by reason of their status as directors, subject to certain exceptions. These indemnification agreements may also require the Registrant to advance any expenses incurred by its directors as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors’ and officers’ insurance.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Since three years before the date of the initial filing of this Registration Statement, the Registrant has sold the following securities without registration under the Securities Act of 1933, as amended, or the Securities Act:

1.	On January 30, 2012, we purchased 87,100 shares of common stock from Mr. Faitelson at a purchase price of $11.48 per share, representing an aggregate total purchase price of $999,999. Mr. Faitelson used the proceeds of this sale to pay taxes owed by him due upon the exercise of certain company stock options. We then sold 43,550 of the acquired shares at the same price to affiliates of Accel Partners (of which 42,531 were purchased by Accel Europe L.P. and 1,019 were purchased by Accel Europe Investors 2004 L.P.) and 43,550 of the acquired shares at the same price to affiliates of Pitango (of which 42,629 were purchased by Pitango Venture Capital Fund IV L.P. and 921 were purchased by Pitango Venture Capital Principals Fund IV L.P.).

2.	On February 24, 2011, we issued and sold an aggregate of 217,752 shares of our Series E convertible preferred stock, $0.001 par value per share, in a private placement transaction at a price per share of $11.48. All shares of our Series E convertible preferred stock are convertible into shares of our common stock at the option of the holder, in whole or in part, at a price of $11.48 per share. The conversion price is subject to adjustment upon recapitalizations and other events.

We used the net proceeds of this issuance and sale of our Series E convertible preferred stock to pay the purchase price for 108,876 shares of common stock from each of Mr. Faitelson, our President, Chief Executive Officer and director, and Mr. Korkus, our Chief Technology Officer and director, on the same day as described under “Certain Relationship and Related Transactions—Transactions With Our Directors, Executive Officers and 5% Holders—Repurchase of Shares.”

The following table sets out the participation in this transaction of all purchasers involved:

Name	Aggregate Consideration Paid	Shares of Series E Convertible Preferred Stock
Accel Europe L.P.	$1,445,844.05	125,934
Accel Europe Investors 2004 L.P.	$34,638.08	3,017
Pitango Venture Capital Fund IV L.P.	$997,971.54	86,924
Pitango Venture Capital Principals Fund IV L.P.	$21,549.77	1,877

TOTAL	$2,500,003.44	217,752

3.	During this period, we issued to directors, officers and employees options to purchase an aggregate of 847,829 shares of common stock with a weighted average exercise price of $12.75 per share, pursuant to the our 2005 Plan.

4.	During this period, upon the exercise of stock options, we issued 744,829 shares of common stock to certain officers, directors and employees in exchange for $746,723.

None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering. The securities referenced in 1 and 2 above were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

The securities referenced in 3 and 4 above were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation S and Rule 701 thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and related notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on the 25th day of February, 2014.

VARONIS SYSTEMS, INC.

By:	/s/ Yakov Faitelson
	Name:	Yakov Faitelson
	Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yakov Faitelson Yakov Faitelson	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	February 25, 2014

* Ohad Korkus	Chief Technology Officer and Director	February 25, 2014

/s/ Gili Iohan Gili Iohan	Chief Financial Officer (Principal Financial Officer) and Principal Accounting Officer	February 25, 2014

* Kevin Comolli	Director	February 25, 2014

* John J. Gavin, Jr.	Director	February 25, 2014

* Rona Segev-Gal	Director	February 25, 2014

* Erez Shachar	Director	February 25, 2014

* Fred Van Den Bosch	Director	February 25, 2014

* Pursuant to Power of Attorney

By:	/s/ Yakov Faitelson
Yakov Faitelson

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement(4)

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering(4)

3.2	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering(4)

3.3	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect(2)

3.4	Bylaws of the Registrant, as currently in effect(2)

4.1	Third Amended and Restated Investors’ Rights Agreement, dated as of February 24, 2011, by and among the Registrant and certain holders of the Registrant’s capital stock named therein(1)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP(4)

10.1	Form of Indemnification Agreement between the Registrant and its directors and officers(4)

10.2	2005 Stock Plan, as amended May 7, 2013(1)

10.3	2013 Omnibus Equity Incentive Plan(3)

10.4	Loan and Security Agreement, dated as of November 14, 2011, by and between Bridge Bank National Association and the Registrant(2)

10.5	Loan and Security Modification Agreement, dated as of May 29, 2012, by and between Bridge Bank National Association and the Registrant(2)

10.6	Plain English Growth Capital Loan and Security Agreement, dated as of May 29, 2012, by and between TriplePoint Capital and the Registrant(2)

10.7	First Amendment to Plain English Growth Capital Loan and Security Agreement, dated as of May 21, 2013, by and between TriplePoint Capital and the Registrant(2)

10.8	Employment Agreement by and between the Registrant and Yakov Faitelson, dated as of February 10, 2014(4)

10.9	Employment Agreement by and between the Registrant and Ohad Korkus, dated as of February 10, 2014(4)

10.10	Employment Agreement by and between the Registrant and Gili Iohan, dated as of February 10, 2014(4)

10.11	Employment Agreement by and between the Registrant and James O’Boyle, dated as of February 10, 2014(4)

10.12	Israel Office Lease, dated as of June 17, 2013, by and between Wintegra Ltd. and Varonis Systems Ltd.(2)

10.13	New York Office Lease, dated as of December 19, 2011 by and between JT MH 1250 Owner LP and the Registrant(1)

10.14†	EMC Select Distributor Agreement for Software, dated January 24, 2007, by and between EMC Corporation and the Registrant(1)

10.15†	Amendment No. 1 to the EMC Select Distributor Agreement for Software, dated July 2011, by and between EMC Corporation and the Registrant(1)

21.1	Subsidiaries of the Registrant(1)

Exhibit Number	Description

23.1	Consent of Kost Forer Gabbay & Kasierer, independent registered public accountants(4)

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-4 to the original filing of this Registration Statement on Form S-1 on October 22, 2013)

*	To be filed by amendment.
†	Portions of these exhibits have been omitted pursuant to a request for confidential treatment. The omitted portions have been filed with the Commission.
(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File 333-191840) with the SEC on October 22, 2013 and incorporated.
(2)	Filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File 333-191840) with the SEC on November 12, 2013 and incorporated.
(3)	Filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File 333-191840) with the SEC on February 6, 2014 and incorporated.
(4)	Filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File 333-191840) with the SEC on February 18, 2014 and incorporated.